EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into this Registration Statement on Form S-3 of Community Trust Bancorp, Inc. (the “Company”) of our reports dated March 14, 2013, on our audits of the consolidated financial statements of the Company as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2012.  We also consent to the incorporation by reference into this Registration Statement on Form S-3 of our report dated March 14, 2013, on our audit of the internal control over financial reporting of the Company as of December 31, 2012, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in this Registration Statement.

/s/ BKD LLP
BKD LLP
Louisville, Kentucky
December 20, 2013